                                                                      Exhibit 23




The Board of Directors
PCA International, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 for the PCA International, Inc. 1990 Non-Qualified Stock Option Plan and registration statement on Form S-8 for the PCA International, Inc. 1992 Non-Qualified Stock Option Plan of our report dated March 6, 1996, relating to the consolidated balance sheets of PCA International, Inc. and subsidiaries as of January 28, 1996 and January 29, 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended January 28, 1996 which report appears in the January 28, 1996, annual report on Form 10-K of PCA International, Inc.



                                  /s/KPMG Peat Marwick LLP
                                  KPMG PEAT MARWICK LLP




Charlotte, North Carolina
April 19, 1996